Exhibit 99.1
FOR IMMEDIATE RELEASE
FirstMerit Corporation
Analysts: Thomas O’Malley/Investor Relations Officer
Phone: 330.384.7109
Media Contact: Robert Townsend/Media Relations Officer
Phone: 330.384.7075
FirstMerit Acquires Chicago-based George Washington Savings Bank
Akron, Ohio (February 19, 2010) — FirstMerit Corporation (Nasdaq: FMER) announced today it has acquired, through its subsidiary FirstMerit Bank, N.A., the banking operations of George Washington Savings Bank (“George Washington Savings”), the subsidiary bank of George Washington Savings Bancorp through a purchase and assumption agreement with the Federal Deposit and Insurance Corporation (FDIC). The Illinois Department of Financial and Professional Regulations, Division of Banking, declared George Washington Savings closed today and appointed the FDIC as receiver.
As of January 30, 2010, George Washington Savings had approximately $393 million in deposits and $420 million in assets. George Washington Savings’ $330 million in loans will be subject to a loss-sharing agreement with the FDIC. Additional terms were not disclosed. FirstMerit expects the acquisition to be accretive to operating earnings per share in 2010.
For George Washington Savings customers, the transition to FirstMerit will be seamless. On Saturday morning, February 20, 2010 all four Chicago branches will reopen as FirstMerit locations. Existing George Washington Savings checks, debit cards and ATM cards will continue to work, allowing customers to access their money without disruption. Checks drawn on the bank will continue to be processed. Loan customers should make their payments as usual.
To help customers with the transition, FirstMerit representatives are on-site at all former George Washington Savings locations to address customer needs and begin integrating operations. For additional information, customers can also visit http://www.firstmerit.com or call the FirstMerit customer service line at 1-888-554-4362.
“We welcome George Washington Savings customers and employees to the FirstMerit family. As one of the Midwest’s strongest community banks, we can assure our new customers that their deposits are safe and readily accessible,” said Paul G. Greig, president, chairman and CEO of FirstMerit. “When they walk into their usual branch on Saturday, they will see the same faces with whom they’ve become familiar.”
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FirstMerit Acquires Chicago-based George Washington Savings / Page 2
The transaction gives FirstMerit additional presence in and around communities in Chicago, building on its recent acquisition of 24 First Bank branches in greater Chicagoland.
“As with our First Bank branch acquisition in Chicago, we are growing the FirstMerit franchise through strategic acquisitions in areas that have long-term growth potential for our company,” said Greig. “Our super-community bank model, based on providing world-class financial products and services on a local level, has served us well and we look forward to bringing that successful model to more businesses and consumers in Chicago.”
FirstMerit was advised by the investment banking firm of Sandler O’Neill & Partners and the law firm of Squire, Sanders & Dempsey L.L.P.
Forward-Looking Statements
This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, continued softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.
About FirstMerit
FirstMerit Corporation is a diversified financial services company headquartered in Akron, Ohio, with assets of $10.5 billion as of December 31, 2009 and 158 banking offices and 172 ATMs in 25 Ohio and Western Pennsylvania counties. FirstMerit provides a complete range of banking and other financial services to consumers and businesses through its core operations. Principal wholly-owned subsidiaries include: FirstMerit Bank, N.A., FirstMerit Mortgage Corporation, FirstMerit Title Agency, Ltd., and FirstMerit Community Development Corporation.
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